Exhibit 10.4
INSpire - Millers Agreement - 2/1/02

SPL Pricing

Effective November 1, 2001, the Specialty Personal Lines printing and cycle turn charges shall be billed at a flat rate of $7,633.00 per month with subsequent months according to the attached schedule.

Phoenix Minimums

Effective 1/1/02, the minimum monthly policy administration and claim administration fees referenced in Addendum 1.1.1 (Phoenix), sections 5(c) and
(d), attached to and made part of the Master Services Agreement dated September 1, 1999 and relating to policies written by Phoenix Indemnity Insurance Company, shall be calculated as follows:

A. Millers will provide to INSpire a twelve (12) month forecast by state and month of the monthly premium expected to be written and earned;

B. The average monthly premium shall be the total sum of the twelve month projected earned premium of each state divided by 12;

C. The minimum policy administration fee shall be calculated by multiplying the average monthly premium times 7.15%;

D. The minimum claim administration fee shall be calculated by multiplying the average monthly premium times 7.75%;

Millers may, at its sole discretion, update its premium forecast once every three (3) months. If Miller's premium forecast is expected to decline in any upcoming three month period from its current level, the then current fees will remain in effect for an additional 90 days, at the end of which, the monthly fees will be recalculated as set forth in steps A through D above to reflect the decline in the premium forecast. If the actual earned premium exceeds the projection, then INSpire shall receive the additional fees resulting from the increased premium.

INSpire shall at all times maintain sufficient competent resources necessary to provide and maintain the high quality service standards set forth in the applicable Master Services Agreement.

Employee Dishonesty

INSpire shall pay to Millers the amount of $64,907.00 in full and final settlement of the employee dishonestly [sic] claim. Upon receipt of payment, Millers agrees to assign its right of recovery against the responsible party to INSpire. Millers agrees to assist Inspire in the recovery process. Millers will forward any and all payments received from the responsible party to INSpire. Millers will not incur any costs in so doing.

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Response to #4 (Phoenix)

Phoenix Service Addendum 1.1.1 dated September 1, 1999 and modified by Letter of Agreement dated July 24, 2000, section 3 states in part "If the parties are unable to reach a good faith renegotiation of the contract at the end of any three year period, INSpire shall be entitled to a prorata refund of the $3.5 million, which was to be amortized over ten (10) years, based upon the unrealized portion of the contract between the date of termination and 8/31/2009. Further, Millers American Group, Inc. will be entitled to the return of all assets transferred to INSpire under the original agreement dated September 1, 1999. Further, in the event of a termination of the Master Services Agreement or any Addendum thereto, parties agree to negotiate in good faith for the sale and transfer to Millers of any software and/or hardware necessary for it to resume and operate its business."

Section 7.2 (d) of the Master Services Agreement between Millers American Group, Inc. and INSpire Insurance Solutions, Inc. dated September 1, 1999 of which Phoenix Addendum 1.1.1 as modified is attached and made a part thereof, states:
"Payment of Termination Fee. Each Party acknowledges that INSpire agreed to provide Customer an option to terminate a program pursuant to Section 7.1 (c) in reliance on and in anticipation of, Customer's absolute obligation to pay the applicable Termination Fee associated with the terminated program. As used in this subsection. "Termination Fee" means the aggregate amount of INSpire's unamortized costs associated with the terminated program, including (i) tangible and intangible assets, (ii) implementation costs and (iii) transaction costs
....."

In the event of a sale or divestiture of Phoenix Indemnity Insurance Company to a third party, INSpire agrees that:

(1) It shall NOT invoke the above cited provisions (Section 7.2 (d) of the Master Service Agreement between Millers American Group, Inc. and INSpire Insurance Solutions, Inc. dated September 1, 1999 as amended and Section 3 of the Phoenix Addendum 1.1.1 dated September 1, 1999 as modified by Letter of Agreement dated July 24, 2000) so long as the Purchaser or recipient is willing to allow INSpire to continue to process the business at the current MAG/INSpire rate or at a rate acceptable to Purchaser/recipient and INSpire, whichever is lower; and/or

(2) It shall NOT expect to receive and shall NOT receive any money or other thing of value upon a cancellation or liquidation unless Phoenix is sold for more than $17 million.

Board Seats

Upon determination of all outstanding issues, events, and concerns that could be perceived as his having insider knowledge in order to better the position of Millers and any conflicts of interest and upon development of a plan to address and eliminate all of those identified issues, INSpire shall make a formal offer

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to Jim  Drawert,  or  other  Millers  designee,  to sit on  INSpire's  Board  of
Directors.


Agreed to this day, 2/1/02

For: Millers American Group                For: INSpire Insurance Solutions

/s/ James Drawert                          /s/ Richard Marxen
-----------------------------------        ------------------------------------
By: James Drawert                          By: Richard Marxen












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